FOR IMMEDIATE RELEASE	CONTACT: Brian Finnegan
April 28, 2021	(212) 441-6877

FEDERAL HOME LOAN BANK OF NEW YORK
ANNOUNCES FIRST QUARTER 2021 OPERATING HIGHLIGHTS

New York, NY – The Federal Home Loan Bank of New York (“FHLBNY”) today released its unaudited financial highlights for the quarter ended March 31, 2021.

“One year ago, amid as volatile and uncertain a market as we have ever experienced, our members looked to the Federal Home Loan Bank of New York for liquidity support at the onset of the COVID-19 pandemic,” said José R. González, president and CEO of the FHLBNY. “In the year since, the FHLBNY has remained a stable and reliable partner to our members and the communities we serve, as reflected in our results for the first quarter of 2021. From the liquidity provided through our advances to the secondary market support offered through our Mortgage Asset Program and to the tangible community impact made through our Affordable Housing Program, Homebuyer Dream Program® and Small Business Recovery Grant Program, we remain focused on delivering the full value of our cooperative to our members every day.”

Highlights from the first quarter of 2021 include:

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Net income for the quarter was $72.2 million, a decrease of $32.9 million, or 31.3 percent, from net income of $105.1 million for the first quarter of 2020. Net interest income after provision for credit losses was higher by $7.1 million. Non-interest income declined by $40.3 million compared with the first quarter of 2020, driven primarily by a decline on the fair values of derivatives and interest accruals on economic hedges. While the fair value of U.S. Treasury securities held in trading for liquidity purposes declined, these securities were economically hedged and the fair value changes of those swaps almost entirely offset the change in value of the Treasury securities. Return on average equity (“ROE”) for the quarter was 4.06 percent (annualized), compared to ROE of 5.57 percent for the first quarter of 2020.

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As of March 31, 2021, total assets were $130.3 billion, a decrease of $6.7 billion, or 4.9 percent, from total assets of $137.0 billion at December 31, 2020. The decrease was driven primarily by a decline in assets held for liquidity purposes. The total balances of Securities purchased under agreements to resell, Fed funds sold and U.S. Treasury securities were $18.1 billion as of March 31, 2021, a decrease of $4.6 billion, or 20.2 percent, from $22.7 billion at December 31, 2020. As of March 31, 2021, advances were $90.1 billion, a decrease of $2.0 billion, or 2.0 percent, from $92.1 billion at December 31, 2020.

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As of March 31, 2021, total capital was $7.2 billion, a decrease of $0.1 billion from total capital of $7.3 billion at December 31, 2020. The FHLBNY’s retained earnings were relatively unchanged during the quarter at $1.9 billion as of March 31, 2021, of which $1.1 billion was unrestricted retained earnings and $788.7 million was restricted retained earnings. At March 31, 2021, the FHLBNY met all of its regulatory capital ratios.

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The FHLBNY allocated $8.0 million from its first quarter 2021 earnings for its Affordable Housing Program.

The FHLBNY currently expects to file its Form 10-Q for the first quarter of 2021 with the U.S. Securities and Exchange Commission on or about May 7, 2021.

SELECTED BALANCE SHEET ITEMS
	March 31,	December 31,	Percent
	2021	2020	Change

Advances (principal)	$ 90,072	$ 92,067	-2.2%
Mortgage loans held for portfolio (principal)	2,711	2,900	-6.5%
Total investments	34,839	39,748	-12.4%
Total assets	130,276	136,996	-4.9%

Consolidated Obligations	120,523	127,375	-5.4%
Capital stock	5,314	5,367	-1.0%
Total retained earnings	1,910	1,909	0.1%
AOCI	13	(20)	165.0%
Total capital	7,237	7,256	-0.3%

Capital-to-assets ratio (GAAP)	5.56%	5.30%
Capital-to-assets ratio (Regulatory)	5.55%	5.31%

OPERATING RESULTS

	Quarter Ended March 31
			Percent
	2021	2020	Change

Total interest income	$ 282.3	$ 740.1	-61.9%
Total interest expense	123.8	587.3	-78.9%
Net interest income	158.5	152.8	3.7%
Provision (Reversal) for credit losses	(1.3)	0.1	NM
Net interest income after provision for credit loss	159.8	152.7	4.6%
Non-interest income (loss)	(32.6)	7.7	-523.4%
Non-interest expense	47.0	43.6	7.8%
Affordable Housing Program
assessments	8.0	11.7	-31.6%
Net income	$ 72.2	$ 105.1	-31.3%

Return on average equity	4.06%	5.57%
Return on average assets	0.21%	0.27%
Net interest margin	0.47%	0.39%

About the Federal Home Loan Bank of New York
The Federal Home Loan Bank of New York is a Congressionally chartered, wholesale Bank. It is part of the Federal Home Loan Bank System, a national wholesale banking network of 11 regional, stockholder-owned banks. As of March 31, 2021, the FHLBNY serves 322 financial institutions in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands. The Federal Home Loan Banks support the efforts of local members to help provide financing for America’s homebuyers.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the Risk Factors set forth in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC, as well as regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to revise or update publicly any forward-looking statements for any reason.